Charles Schwab Investment Management, Inc.

211 Main Street, San Francisco, CA 94105

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Schwab Balanced Fund, Schwab Target 2010 Fund, Schwab Target 2015 Fund, Schwab Target 2020 Fund, Schwab Target 2025 Fund, Schwab Target 2030 Fund, Schwab Target 2035 Fund, Schwab Target 2040 Fund, Schwab Target 2045 Fund, Schwab Target 2050 Fund, Schwab Target 2055 Fund, Schwab Target 2060 Fund, Schwab Monthly Income Fund – Moderate Payout, Schwab Monthly Income Fund – Enhanced Payout, Schwab Monthly Income Fund – Maximum Payout, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010 Index Fund, Schwab Target 2015 Index Fund, Schwab Target 2020 Index Fund, Schwab Target 2025 Index Fund, Schwab Target 2030 Index Fund, Schwab Target 2035 Index Fund, Schwab Target 2040 Index Fund, Schwab Target 2045 Index Fund and Schwab Target 2050 Index Fund (twenty-eight of the portfolios comprising Schwab Capital Trust, hereafter referred to as the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 2018, and from September 28, 2018 (date of our last evaluation) through October 31, 2018.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2018, and from September 28, 2018 through October 31, 2018, with respect to securities reflected in the investment accounts of the Funds.

Schwab Capital Trust

Charles Schwab Investment Management, Inc.

211 Main Street, San Francisco, CA 94105

/s/ Marie Chandoha
Marie Chandoha
Chief Executive Officer

/s/ Mark Fischer
Mark Fischer
Treasurer and Chief Financial Officer

January 25, 2019
Date

Report of Independent Accountants

To the Board of Trustees of Schwab Capital Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Schwab Balanced Fund, Schwab Target 2010 Fund, Schwab Target 2015 Fund, Schwab Target 2020 Fund, Schwab Target 2025 Fund, Schwab Target 2030 Fund, Schwab Target 2035 Fund, Schwab Target 2040 Fund, Schwab Target 2045 Fund, Schwab Target 2050 Fund, Schwab Target 2055 Fund, Schwab Target 2060 Fund, Schwab Monthly Income Fund – Moderate Payout, Schwab Monthly Income Fund – Enhanced Payout, Schwab Monthly Income Fund – Maximum Payout, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010 Index Fund, Schwab Target 2015 Index Fund, Schwab Target 2020 Index Fund, Schwab Target 2025 Index Fund, Schwab Target 2030 Index Fund, Schwab Target 2035 Index Fund, Schwab Target 2040 Index Fund, Schwab Target 2045 Index Fund and Schwab Target 2050 Index Fund (twenty-eight of the portfolios comprising Schwab Capital Trust, hereafter referred to as the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of October 31, 2018. The Funds’ management is responsible for its assertion and the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance with the specified requirements based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2018, and with respect to agreement of security purchases and sales, for the period from September 28, 2018 (the date of our last examinations), through October 31, 2018:

•	Confirmation of Charles Schwab & Co, Inc.’s (“CSC”) omnibus accounts for the underlying mutual fund investments at October 31, 2018 with the underlying mutual funds’ transfer agents.

•

Reconciliation of the omnibus accounts for the underlying mutual fund investments per the books and records of CSC to the omnibus accounts for the underlying mutual fund investments per the books and records of their transfer agents, at October 31, 2018, in all material respects.

•	Agreement of the Funds’ underlying mutual fund investments at October 31, 2018 as recorded on the books and records of the Funds to the shareholder books and records of CSC.

•

Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from September 28, 2018 through October 31, 2018 from the books and records of the Funds to the books and records of CSC.

We believe that our examinations provide, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds’ compliance with the specified requirements.

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2018 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of Schwab Capital Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than the specified parties.

PricewaterhouseCoopers LLP

San Francisco, California

January 25, 2019

2

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	20699	AK	60032864	AZ	15575	AR	60008426	CA	505-6972	CO	IC 1993 06 160
	CT	214158	DE	4552	DC	60009345	FL	—	GA	SC-MF-019938	HI	—
	ID	47175	IL	60005106	IN	93-0319 IC	IA	I-36814	KS	1997S0000158	KY	60013915
	LA	160395	ME	203312	MD	SM19961316	MA	—	MI	928263	MN	R-36652.1
	MS	60025053	MO	1993-00496	MT	35532	NE	31682	NV	—	NH	MF96-0027905
	NJ	MF-4470	NM	15571	NY	S27-59-46	NC	3181	ND	R487	OH	BE1216674
	OK	SE-2188615	OR	1996-726	PA	1993-05	RI	—	SC	MF10155	SD	8359
	TN	RN2017B-1795	TX	C 51014	UT	006-9891-16	VT	08/06/96-22	VA	116961	WA	60016323
	WV	30440	WI	319301-03	WY	18237	PUERTO RICO			S-17284
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Balanced Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	33587	AK	60055518	AZ	41142	AR	60017059	CA	505-6972	CO	IC 1993 06 160
	CT	1032982	DE	45693	DC	60023971	FL	—	GA	SC-MF-019938	HI	—
	ID	58395	IL	60005106	IN	93-0319 IC	IA	I-60269	KS	2005S0001033	KY	60012844
	LA	158954	ME	10008609	MD	SM20051289	MA	—	MI	945073	MN	R-36652.1
	MS	60038621	MO	1993-00496	MT	54741	NE	63524	NV	—	NH	MF05-0013362
	NJ	MF-4486	NM	20223	NY	S31-22-19	NC	3181	ND	AR186	OH	BE1317858
	OK	SE-2193130	OR	2005-804	PA	1993-05	RI	—	SC	MF15893	SD	34179
	TN	RN2017B-1795	TX	C 77193	UT	006-9580-98	VT	06/29/05-31	VA	116961	WA	60039055
	WV	52719	WI	495560-03	WY	18237	PUERTO RICO			S-29570
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2010 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	37500	AK	60060363	AZ	49877	AR	60020841	CA	505-6972	CO	IC 1993 06 160
	CT	1049037	DE	49710	DC	60032274	FL	—	GA	SC-MF-019938	HI	—
	ID	62283	IL	60005106	IN	93-0319 IC	IA	I-68576	KS	2008S0001023	KY	60012844
	LA	158954	ME	10018268	MD	SM20080407	MA	—	MI	953374	MN	R-36652.1
	MS	60046962	MO	2008-00362	MT	62464	NE	71488	NV	—	NH	MF08-0027443
	NJ	MF-4486	NM	28312	NY	S32-17-80	NC	3181	ND	BC128	OH	BE1317858
	OK	SE-2193137	OR	2008-523	PA	1993-05	RI	—	SC	MF17424	SD	42410
	TN	RN2017B-1795	TX	C 86366	UT	006-9580-98	VT	02/20/08-17	VA	116961	WA	60047752
	WV	61675	WI	529364	WY	18237	PUERTO RICO			S-34704
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2015 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	33588	AK	60055519	AZ	41143	AR	60017060	CA	505-6972	CO	IC 1993 06 160
	CT	1032981	DE	45694	DC	60023972	FL	—	GA	SC-MF-019938	HI	—
	ID	58396	IL	60005106	IN	93-0319 IC	IA	I-60270	KS	2005S0001034	KY	60012844
	LA	158954	ME	10008610	MD	SM20051288	MA	—	MI	945074	MN	R-36652.1
	MS	60038622	MO	1993-00496	MT	54742	NE	63525	NV	—	NH	MF05-0040163
	NJ	MF-4486	NM	20222	NY	S31-22-18	NC	3181	ND	AR187	OH	BE1317858
	OK	SE-2193131	OR	2005-805	PA	1993-05	RI	—	SC	MF15892	SD	34177
	TN	RN2017B-1795	TX	C 77194	UT	006-9580-98	VT	06/29/05-32	VA	116961	WA	60039056
	WV	52720	WI	495561-03	WY	18237	PUERTO RICO			S-29571
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2020 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	37499	AK	60060362	AZ	49878	AR	60020839	CA	505-6972	CO	IC 1993 06 160
	CT	1049036	DE	49711	DC	60032277	FL	—	GA	SC-MF-019938	HI	—
	ID	62284	IL	60005106	IN	93-0319 IC	IA	I-68577	KS	2008S0001024	KY	60012844
	LA	158954	ME	10018269	MD	SM20080408	MA	—	MI	953373	MN	R-36652.1
	MS	60046961	MO	2008-00361	MT	62465	NE	71489	NV	—	NH	MF08-0049357
	NJ	MF-4486	NM	28311	NY	S32-17-79	NC	3181	ND	BC129	OH	BE1317858
	OK	SE-2193138	OR	2008-521	PA	1993-05	RI	—	SC	MF17425	SD	42411
	TN	RN2017B-1795	TX	C 86367	UT	006-9580-98	VT	02/20/08-18	VA	116961	WA	60047751
	WV	61674	WI	529363	WY	18237	PUERTO RICO			S-34703
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2025 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	33590	AK	60055521	AZ	41144	AR	60017062	CA	505-6972	CO	IC 1993 06 160
	CT	1032980	DE	45695	DC	60023974	FL	—	GA	SC-MF-019938	HI	—
	ID	58398	IL	60005106	IN	93-0319 IC	IA	I-60272	KS	2005S0001036	KY	60012844
	LA	158954	ME	10008612	MD	SM20051290	MA	—	MI	945076	MN	R-36652.1
	MS	60038624	MO	1993-00496	MT	54744	NE	63527	NV	—	NH	MF05-0025610
	NJ	MF-4486	NM	20221	NY	S31-22-16	NC	3181	ND	AR188	OH	BE1317858
	OK	SE-2193132	OR	2005-807	PA	1993-05	RI	—	SC	MF15891	SD	34176
	TN	RN2017B-1795	TX	C 77195	UT	006-9580-98	VT	06/29/05-33	VA	116961	WA	60039058
	WV	52721	WI	495563-03	WY	18237	PUERTO RICO			S-29572
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2030 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	37498	AK	60060361	AZ	49879	AR	60020840	CA	505-6972	CO	IC 1993 06 160
	CT	1049035	DE	49709	DC	60032278	FL	—	GA	SC-MF-019938	HI	—
	ID	62285	IL	60005106	IN	93-0319 IC	IA	I-68578	KS	2008S0001025	KY	60012844
	LA	158954	ME	10018270	MD	SM20080409	MA	—	MI	953372	MN	R-36652.1
	MS	60046960	MO	2008-00363	MT	62466	NE	71490	NV	—	NH	MF08-0033600
	NJ	MF-4486	NM	28310	NY	S32-17-78	NC	3181	ND	BC130	OH	BE1317858
	OK	SE-2193139	OR	2008-522	PA	1993-05	RI	—	SC	MF17423	SD	42412
	TN	RN2017B-1795	TX	C 86368	UT	006-9580-98	VT	02/20/08-19	VA	116961	WA	60047750
	WV	61673	WI	529362	WY	18237	PUERTO RICO			S-34702
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2035 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	33589	AK	60055520	AZ	41145	AR	60017061	CA	505-6972	CO	IC 1993 06 160
	CT	1032979	DE	45696	DC	60023973	FL	—	GA	SC-MF-019938	HI	—
	ID	58397	IL	60005106	IN	93-0319 IC	IA	I-60271	KS	2005S0001035	KY	60012844
	LA	158954	ME	10008611	MD	SM20051291	MA	—	MI	945075	MN	R-36652.1
	MS	60038623	MO	1993-00496	MT	54743	NE	63528	NV	—	NH	MF05-0049963
	NJ	MF-4486	NM	20220	NY	S31-22-17	NC	3181	ND	AR189	OH	BE1317858
	OK	SE-2193133	OR	2005-806	PA	1993-05	RI	—	SC	MF15890	SD	34175
	TN	RN2017B-1795	TX	C 77196	UT	006-9580-98	VT	06/29/05-34	VA	116961	WA	60039057
	WV	52722	WI	495562-03	WY	18237	PUERTO RICO			S-29573
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2040 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	46268	AK	60075610	AZ	66981	AR	60029628	CA	505-6972	CO	IC 1993 06 160
	CT	1073763	DE	--	DC	60049241	FL	—	GA	SC-MF-019938	HI	—
	ID	71104	IL	60005106	IN	93-0319 IC	IA	I-84486	KS	2013S0001095	KY	60012844
	LA	158954	ME	10037272	MD	SM20130237	MA	—	MI	969247	MN	R-36652.1
	MS	60062998	MO	R2013-522	MT	85781	NE	96082	NV	—	NH	MF13-0081732
	NJ	MF-4486	NM	44345	NY	S33-22-64	NC	3181	ND	BT832	OH	BE1317858
	OK	SE-2211739	OR	2013-462	PA	1993-05	RI	—	SC	MF19862	SD	57893
	TN	RN2017B-1795	TX	C 102993	UT	006-9580-98	VT	BEVT-1376	VA	116961	WA	60063635
	WV	78901	WI	665227-03	WY	18237	PUERTO RICO			S-44766
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2045 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	46269	AK	60075611	AZ	66982	AR	60029629	CA	505-6972	CO	IC 1993 06 160
	CT	1073765	DE	—	DC	60049242	FL	—	GA	SC-MF-019938	HI	—
	ID	71105	IL	60005106	IN	93-0319 IC	IA	I-84487	KS	2013S0001096	KY	60012844
	LA	158954	ME	10037273	MD	SM20130238	MA	—	MI	969248	MN	R-36652.1
	MS	60062999	MO	R2013-523	MT	85782	NE	96083	NV	—	NH	MF13-0081733
	NJ	MF-4486	NM	44346	NY	S33-22-65	NC	3181	ND	BT833	OH	BE1317858
	OK	SE-2211740	OR	2013-463	PA	1993-05	RI	—	SC	MF19863	SD	57892
	TN	RN2017B-1795	TX	C 102992	UT	006-9850-98	VT	BEVT-1377	VA	116961	WA	60063636
	WV	78902	WI	665228-03	WY	18237	PUERTO RICO			S-44767
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2050 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	46270	AK	60075612	AZ	66983	AR	60029630	CA	505-6972	CO	IC 1993 06 160
	CT	1073764	DE	—	DC	60049243	FL	—	GA	SC-MF-019938	HI	—
	ID	71106	IL	60005106	IN	93-0319 IC	IA	I-84488	KS	2013S0001097	KY	60012844
	LA	158954	ME	10037274	MD	SM20130239	MA	—	MI	969249	MN	R-36652.1
	MS	60063000	MO	R2013-524	MT	85783	NE	96084	NV	—	NH	MF13-0081734
	NJ	MF-4486	NM	443474	NY	S33-22-66	NC	3181	ND	BT834	OH	BE1317858
	OK	SE-2211741	OR	2013-464	PA	1993-05	RI	—	SC	MF19864	SD	57891
	TN	RN2017B-1795	TX	C 102994	UT	006-9580-98	VT	BEVT-1378	VA	116961	WA	60063637
	WV	78900	WI	665229-03	WY	18237	PUERTO RICO			S-44765
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2055 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	53485	AK	60084864	AZ	81054	AR	60036852	CA	505-6972	CO	IC 1993 06 160
	CT	1094298	DE	—	DC	60061998	FL		GA	SC-MF-019938	HI	—
	ID	78439	IL	60005106	IN	93-0319 IC	IA	I-97517	KS	2017S0000287	KY	60012844
	LA	158954	ME	10051854	MD	SM20162184	MA	—	MI	982498	MN	R-36652.1
	MS	60075959	MO	R2016-1,758	MT	101146	NE	107923	NV	—	NH	MF16-0084599
	NJ	MF-4486	NM	57298	NY	S33-93-46	NC	3181	ND	CG502	OH	BE1317858
	OK	SE-2228763	OR	2016-1844	PA	1993-05	RI	—	SC	MF22009	SD	70649
	TN	R2017B-1795	TX	C 116514	UT	006-9580-98	VT	8/23/16-01	VA	116961	WA	60076695
	WV	93337	WI	777232-03	WY	18237	PUERTO RICO			52390
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2060 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	37635	AK	60060626	AZ	50240	AR	60020973	CA	505-6972	CO	IC 1993 06 160
	CT	1049547	DE	49846	DC	60032624	FL	—	GA	SC-MF 019938	HI	—
	ID	62436	IL	60005106	IN	93-0319 IC	IA	I-68835	KS	2008S0001161	KY	60016807
	LA	158953	ME	10018622	MD	SM20080709	MA	—	MI	953630	MN	R-36652.1
	MS	60047311	MO	2008-00684	MT	62751	NE	71712	NV	—	NH	MF08-0034430
	NJ	MF-6047	NM	28637	NY	S32-18-44	NC	3181	ND	BA573	OH	BE1214608
	OK	SE-2193603	OR	2008-492	PA	1993-05	RI	—	SC	MF17471	SD	42547
	TN	RN2018B-0287	TX	C 86590	UT	007-0664-79	VT	03/18/08-38	VA	116961	WA	60048038
	WV	62021	WI	530004	WY	18237	PUERTO RICO			S-34947-2
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund – Moderate Payout (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	37634	AK	60060625	AZ	50238	AR	60020972	CA	505-6972	CO	IC 1993 06 160
	CT	1049549	DE	49847	DC	60032616	FL	—	GA	SC-MF-019938	HI	—
	ID	62434	IL	60005106	IN	93-0319 IC	IA	I-68834	KS	2008S0001159	KY	60016807
	LA	158953	ME	10018621	MD	SM20080708	MA	—	MI	953631	MN	R-36652.1
	MS	60047312	MO	2008-00685	MT	62749	NE	71710	NV	—	NH	MF08-0045427
	NJ	MF-6047	NM	28636	NY	S32-18-45	NC	3181	ND	BA571	OH	BE1214608
	OK	SE-2193604	OR	2008-491	PA	1993-05	RI	—	SC	MF17472	SD	42546
	TN	RN2018B-0287	TX	C 86588	UT	007-0664-79	VT	03/18/08-37	VA	116961	WA	60048037
	WV	62022	WI	530030	WY	18237	PUERTO RICO			S-34947-1
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund – Enhanced Payout (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	37633	AK	60060624	AZ	50239	AR	60020971	CA	505-6972	CO	IC 1993 06 160
	CT	1049550	DE	49848	DC	60032639	FL	—	GA	SC-MF-019938	HI	—
	ID	62435	IL	60005106	IN	93-0319 IC	IA	I-68833	KS	2008S0001160	KY	60016807
	LA	158953	ME	10018620	MD	SM20080707	MA	—	MI	953628	MN	R-36652.1
	MS	60047439	MO	2008-00686	MT	62750	NE	71711	NV	—	NH	MF08-0032525
	NJ	MF-6047	NM	28635	NY	S32-18-46	NC	3181	ND	BA572	OH	BE1214608
	OK	SE-2193605	OR	2008-488	PA	1993-05	RI	—	SC	MF17473	SD	42545
	TN	RN2018B-0287	TX	C 86589	UT	007-0664-79	VT	03/18/08-39	VA	116961	WA	60048039
	WV	62023	WI	530031	WY	18237	PUERTO RICO			S-34947
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund – Maximum Payout (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	20705	AK	60034922	AZ	13078	AR	60008420	CA	505-6972	CO	IC 1993 06 160
	CT	214152	DE	3151	DC	60009292	FL	—	GA	SC-MF-019938	HI	—
	ID	45976	IL	60005106	IN	93-0319 IC	IA	I-34555	KS	1996S0000068	KY	60005040
	LA	162921	ME	202646	MD	SM19950820	MA	95-0424	MI	928267	MN	R-36652.1
	MS	60022514	MO	1993-00496	MT	33572	NE	29681	NV	—	NH	MF95-0036453
	NJ	MF-4485	NM	15782	NY	S31-76-61	NC	3181	ND	N131	OH	BE1317751
	OK	SE-2181915	OR	2006-1135	PA	1993-05	RI	—	SC	MF9260	SD	6518
	TN	RN2017B-1795	TX	C 48130	UT	004-8656-45	VT	07/24/95-15	VA	116961	WA	60014083
	WV	30437	WI	303933-03	WY	18237	PUERTO RICO			S-16002
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack Growth Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	20703	AK	60036878	AZ	13076	AR	60008422	CA	505-6972	CO	IC 1993 06 160
	CT	214153	DE	3149	DC	60009290	FL	—	GA	SC-MF-019938	HI	—
	ID	45975	IL	60005106	IN	93-0319 IC	IA	I-34553	KS	1996S0000067	KY	60005040
	LA	162921	ME	202648	MD	SM19950826	MA	95-0438	MI	928265	MN	R-36652.1
	MS	60022539	MO	1993-00496	MT	33571	NE	29687	NV	—	NH	MF95-0015276
	NJ	MF-4485	NM	11440	NY	S27-32-26	NC	3181	ND	N129	OH	BE1317751
	OK	SE-2181913	OR	1995-665	PA	1993-05	RI	—	SC	MF9250	SD	6517
	TN	RN2017B-1795	TX	C 48139	UT	004-8656-45	VT	07/24/95-14	VA	116961	WA	60014080
	WV	30435	WI	303932-03	WY	18237	PUERTO RICO			S-16021
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack Balanced Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	20704	AK	60036879	AZ	13077	AR	60008421	CA	505-6972	CO	IC 1993 06 160
	CT	214151	DE	3150	DC	60009291	FL	—	GA	SC-MF-019938	HI	—
	ID	45978	IL	60005106	IN	93-0319 IC	IA	I-34554	KS	1996S0000069	KY	60005040
	LA	162921	ME	202647	MD	SM19950827	MA	95-0423	MI	928266	MN	R-36652.1
	MS	60022517	MO	1993-00496	MT	33573	NE	29680	NV	—	NH	MF95-0013906
	NJ	MF-4485	NM	15784	NY	S27-32-28	NC	3181	ND	N130	OH	BE1317751
	OK	SE-2181914	OR	2006-1134	PA	1993-05	RI	—	SC	MF9261	SD	6516
	TN	RN2017B-1795	TX	C 48129	UT	004-8656-45	VT	07/24/95-13	VA	116961	WA	60014088
	WV	30436	WI	303935-03	WY	18237	PUERTO RICO			S-16019
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack Conservative Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	20707	AK	60039730	AZ	20205	AR	60008428	CA	505-6972	CO	IC 1993 06 160
	CT	214160	DE	339	DC	60009385	FL	—	GA	SC-MF-019938	HI	—
	ID	49355	IL	60005106	IN	93-0319 IC	IA	I-41482	KS	1998S0001357	KY	60005040
	LA	162921	ME	213755	MD	SM19981147	MA	—	MI	924329	MN	R-36652.1
	MS	60030817	MO	1993-00496	MT	39119	NE	35612	NV	—	NH	MF98-0033613
	NJ	MF-4485	NM	4944	NY	S30-55-49	NC	3181	ND	V578	OH	BE1317751
	OK	SE-2181916	OR	2006-1136	PA	1993-05	RI	—	SC	MF11533	SD	15702
	TN	RN2017B-1795	TX	C 56104	UT	004-8656-45	VT	05/07/98-01	VA	116961	WA	60020838
	WV	32088	WI	349089-03	WY	18237	PUERTO RICO			S-19466
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack All Equity Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	53488	AK	60084867	AZ	81055	AR	60036855	CA	505-6972	CO	IC 1993 06 160
	CT	1094297	DE		DC	60062011	FL		GA	SC-MF-019938	HI
	ID	78442	IL	60005106	IN	93-0319 IC	IA	I-97507	KS	2017S0000290	KY	60370413
	LA	170653	ME	10051867	MD	SM20162197	MA		MI	982511	MN	R-36652.1
	MS	60075972	MO	R2016-1,761	MT	101126	NE	107936	NV		NH	MF16-0084612
	NJ	BEM-7141	NM	57311	NY	S33-93-49	NC	3181	ND	CG503	OH	BE1640797
	OK	SE-2228776	OR	2016-1847	PA	1993-05	RI		SC	MF22010	SD	70647
	TN	RN2018B-0669	TX	C 116522	UT	007-4102-90	VT	8/23/16-14	VA	116961	WA	60076708
	WV	93870	WI	777245-03	WY	18237	PUERTO RICO			52393-1
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2010 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	53494	AK	60084873	AZ	81057	AR	60036861	CA	505-6972	CO	IC 1993 06 160
	CT	1094296	DE		DC	60062019	FL		GA	SC-MF-019938	HI
	ID	78448	IL	60005106	IN	93-0319 IC	IA	I-97515	KS	20170000296	KY	60370413
	LA	170653	ME	10051875	MD	SM20162205	MA		MI	982519	MN	R-36652.1
	MS	60075980	MO	R2016-1,766	MT	101128	NE	107944	NV		NH	MF16-0084620
	NJ	BEM-7141	NM	57319	NY	S33-93-55	NC	3181	ND	CG505	OH	BE1640797
	OK	SE-2228784	OR	2016-1853	PA	1993-05	RI		SC	MF22011	SD	70645
	TN	RN2018B-0669	TX	C 116524	UT	007-4102-90	VT	8/23/16-22	VA	116961	WA	60076716
	WV	93879	WI	777253-03	WY	18237	PUERTO RICO			52391-1
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2015 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	53400	AK	60084869	AZ	81070	AR	60036857	CA	505-6972	CO	IC 1993 06 160
	CT	1094299	DE		DC	60062004	FL		GA	SC-MF-019938	HI
	ID	78444	IL	60005106	IN	93-0319 IC	IA	I-97523	KS	2017S0000292	KY	60370413
	LA	170653	ME	10051860	MD	SM20162190	MA		MI	982504	MN	R-36652.1
	MS	60075965	MO	R2016-1,763	MT	101130	NE	107930	NV		NH	MF16-0084605
	NJ	BEM-7141	NM	57304	NY	S33-93-51	NC	3181	ND	CG507	OH	BE1640797
	OK	SE-2228769	OR	2016-1849	PA	1993-05	RI		SC	MF22008	SD	70651
	TN	RN2018B-0669	TX	C 116526	UT	007-4102-90	VT	8/23/16-07	VA	116961	WA	60076701
	WV	93343	WI	777238-03	WY	18237	PUERTO RICO			52395
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2020 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	53486	AK	60084865	AZ	81068	AR	60036853	CA	505-6972	CO	IC 1993 06 160
	CT	1094301	DE		DC	60062007	FL		GA	SC-MF-019938	HI
	ID	78440	IL	60005106	IN	93-0319 IC	IA	I-97526	KS	2017S0000288	KY	60370413
	LA	170653	ME	10051863	MD	SM20162193	MA		MI	982507	MN	R-36652.1
	MS	60075968	MO	R2016-1,759	MT	101132	NE	107932	NV		NH	MF16-0084608
	NJ	BEM-7141	NM	57307	NY	S33-93-47	NC	3181	ND	CG509	OH	BE1640797
	OK	SE-2228772	OR	2016-1845	PA	1993-05	RI		SC	MF22013	SD	70650
	TN	RN2018B-0669	TX	C 116528	UT	007-4102-90	VT	8/23/16-10	VA	116961	WA	60076704
	WV	93346	WI	777241-03	WY	18237	PUERTO RICO			52397
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2025 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	53402	AK	60084871	AZ	81073	AR	60036859	CA	505-6972	CO	IC 1993 06 160
	CT	1094302	DE		DC	60062009	FL		GA	SC-MF-019938	HI
	ID	78446	IL	60005106	IN	93-0319 IC	IA	I-97528	KS	2017S0000294	KY	60370413
	LA	170653	ME	10051865	MD	SM20162195	MA		MI	982509	MN	R-36652.1
	MS	60075970	MO	R2016-1,765	MT	101134	NE	107934	NV		NH	MF16-0084610
	NJ	BEM-7141	NM	57309	NY	S33-93-53	NC	3181	ND	CG511	OH	BE1640797
	OK	SE-2228774	OR	2016-1851	PA	1993-05	RI		SC	MF22007	SD	70653
	TN	RN2018B-0669	TX	C 116530	UT	007-4102-90	VT	8/23/16-12	VA	116961	WA	60076706
	WV	93789	WI	777243-03	WY	18237	PUERTO RICO			52399
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2030 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	53487	AK	60084866	AZ	81071	AR	60036854	CA	505-6972	CO	IC 1993 06 160
	CT	1094300	DE		DC	60062000	FL		GA	SC-MF-019938	HI
	ID	78441	IL	60005106	IN	93-0319 IC	IA	I-97519	KS	2017S0000289	KY	60370413
	LA	170653	ME	10051856	MD	SM20162186	MA		MI	982500	MN	R-36652.1
	MS	60075961	MO	R2016-1,760	MT	101136	NE	107925	NV		NH	MF16-0084601
	NJ	BEM-7141	NM	57300	NY	S33-93-48	NC	3181	ND	CG513	OH	BE1640797
	OK	SE-2228765	OR	2016-1846	PA	1993-05	RI		SC	MF22012	SD	70655
	TN	RN2018B-0669	TX	C 116532	UT	007-4102-90	VT	8/23/16-03	VA	116961	WA	60076697
	WV	93339	WI	777234-03	WY	18237	PUERTO RICO			52392
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2035 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	53489	AK	60084868	AZ	81076	AR	60036856	CA	505-6972	CO	IC 1993 06 160
	CT	1094303	DE		DC	60062003	FL		GA	SC-MF-019938	HI
	ID	78443	IL	60005106	IN	93-0319 IC	IA	I-97522	KS	2017S0000291	KY	60370413
	LA	170653	ME	10051859	MD	SM20162189	MA		MI	982503	MN	R-36652.1
	MS	60075964	MO	R2016-1,762	MT	101138	NE	107928	NV		NH	MF16-0084604
	NJ	BEM-7141	NM	57303	NY	S33-93-50	NC	3181	ND	CG515	OH	BE1640797
	OK	SE-2228768	OR	2016-1848	PA	1993-05	RI		SC	MF22015	SD	70657
	TN	RN2018B-0669	TX	C 116534	UT	007-4102-90	VT	8/23/16-06	VA	116961	WA	60076700
	WV	93342	WI	777237-03	WY	18237	PUERTO RICO			52394
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2040 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	53491	AK	60084870	AZ	81062	AR	60036858	CA	505-6972	CO	IC 1993 06 160
	CT	1094312	DE		DC	60062008	FL		GA	SC-MF-019938	HI
	ID	78445	IL	60005106	IN	93-0319 IC	IA	I-97527	KS	2017S0000293	KY	60370413
	LA	170653	ME	10051864	MD	SM20162194	MA		MI	982508	MN	R-36652.1
	MS	60075969	MO	R2016-1,764	MT	101140	NE	107933	NV		NH	MF16-0084609
	NJ	BEM-7141	NM	57303	NY	S33-93-50	NC	3181	ND	CG517	OH	BE1640797
	OK	SE-2228773	OR	2016-1850	PA	1993-05	RI		SC	MF22018	SD	70659
	TN	RN2018B-0669	TX	C 116536	UT	007-4102-90	VT	8/23/16-11	VA	116961	WA	60076705
	WV	93788	WI	777242-03	WY	18237	PUERTO RICO			52398
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2045 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: October 31, 2018
2.	State Identification Number:
	AL	53493	AK	60084872	AZ	81064	AR	60036860	CA	505-6972	CO	IC 1993 06 160
	CT	1094313	DE		DC	60062012	FL		GA	SC-MF-019938	HI
	ID	78447	IL	60005106	IN	93-0319 IC	IA	I-97508	KS	2017S0000295	KY	60370413
	LA	170653	ME	10051868	MD	SM20162198	MA		MI	982512	MN	R-36652.1
	MS	60075973	MO	R2016-1,766	MT	101142	NE	107937	NV		NH	MF16-0084613
	NJ	BEM-7141	NM	57312	NY	S33-93-54	NC	3181	ND	CG519	OH	BE1640797
	OK	SE-2228777	OR	2016-1852	PA	1993-05	RI		SC	MF22017	SD	70662
	TN	RN2018B-0669	TX	C 116516	UT	007-4102-90	VT	8/23/16-15	VA	116961	WA	60076709
	WV	93872	WI	777246-03	WY	18237	PUERTO RICO			52400
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2050 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105